Exhibit 10.128

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of June 11, 2013, by and between GENERAL MARITIME CORPORATION, a Marshall Islands corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.  LINE OF CREDIT.

(a)                                 Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date (as defined in Section 1.1(c)), not to exceed at any time the aggregate principal amount of Nine Million Three Hundred Forty-One Thousand Six Hundred Fifty-Six Dollars ($9,341,656.000) (“Line of Credit”), the proceeds of which shall be used for Borrower’s working capital and general corporate purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of June 11, 2013 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)                                 Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(c)                                  Maturity Date.  As used herein, the term “Maturity Date” means July 31, 2014 or if the maturity of the Line of Credit is extended pursuant to Section 1.1(d), such extended maturity date as determined pursuant to such Section.

(d)                                 Extension of Maturity Date.

(i)                                     Not earlier than April 31, 2014 nor later than June 30, 2014, Borrower may, upon notice to Bank, request a one-year extension of the Maturity Date then in effect.  Within twenty (20) days of delivery of such notice, Bank shall notify Borrower whether or not it consents to such extension (which consent may be given or withheld in Bank’s sole and absolute discretion).  If Bank fails to respond within the above time period, it shall be deemed not to have consented to such extension.

(ii)                                  If Bank consents to such extension, the Maturity Date shall be extended by one year.  As a condition precedent to such extension, Borrower shall deliver to Bank a certificate of a responsible official of Borrower certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 2 of this Agreement and in the other Loan Documents are true and correct on and as of the effective date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Potential Event of Default (as defined in Section 3.2(a)) or Event of Default (as defined in Section 5.1) exists.

SECTION 1.2.  INTEREST/FEES.

(a)                                 Interest.  The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b)                                 Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)                                  Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to thirty-five hundredths percent (0.35%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank, which shall be sent no more frequently than monthly.

SECTION 1.3.  COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging any deposit account now or hereafter maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, or if no such account shall then be maintained, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.  GUARANTIES.  The payment and performance of all indebtedness and other Obligations (as defined in Section 6.15) of Borrower to Bank under this Agreement, the Line of Credit Note and the other Loan Documents (as defined in Section 2.2) shall be guaranteed severally (and not jointly), on a specified pro rata basis, by the Guarantors (as defined in Section 6.15).  To the extent any the Guaranties would be considered a partial guarantee under California Civil Code Section 2822, Borrower hereby waives all rights under California Civil Code Section 2822, including without limitation any right to designate the portion of Borrower’s indebtedness to which a partial payment is to be applied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations (other than contingent indemnification obligations not yet due and payable).

SECTION 2.1.  LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the Marshall Islands, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect (as defined in Section 3.2(b)).

SECTION 2.2.  AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note (including the Line of Credit Note), contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower which executes the same, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 2.3.  NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational documents of Borrower, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.  LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.  CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated as of December 31, 2012, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied (except as approved by its accountants and disclosed therein).

SECTION 2.6.  INCOME TAX RETURNS.  Borrower has no knowledge of any pending material assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.  NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.  PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to possess any such permits, consents, approvals, franchises, licenses or rights would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.9.  COMPLIANCE WITH ERISA.

(a) Schedule 2.9 to this Agreement sets forth, as of the Closing Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA (as defined in Section 6.15) and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the United States Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event (as defined in Section 6.15) has occurred; to the best knowledge of Borrower or any of its subsidiaries or ERISA Affiliates, no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; with respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule 2.9); neither Borrower nor any of its subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Borrower or any of its subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of Borrower or any of its subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of Borrower or any of its subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, Borrower and its subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; neither Borrower nor any of its subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a

Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Borrower, any of its subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Borrower or any of its subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and Borrower and its subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither Borrower nor any of its subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 2.10.  OTHER OBLIGATIONS.  Except as set forth in Schedule 2.10 to this Agreement, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation that would reasonably be expected to have a Material Adverse Effect or constitutes Indebtedness with a principal amount greater than $10,000,000.

SECTION 2.11.  ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, or as would not reasonably be expected to have a Material Adverse Effect, Borrower is in compliance with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  To Borrower’s knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, in each case which would reasonably be expected to have a Material Adverse Effect.  To Borrower’s knowledge, Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment which would reasonably be expected to have a Material Adverse Effect.

ARTICLE III

CONDITIONS

SECTION 3.1.  CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions (the date on which such conditions are satisfied (or waived in writing by Bank) being the “Closing Date”):

(a)                                 Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)                                 Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                                     This Agreement and the Line of Credit Note.

(ii)                                  The Guaranties.

(iii)                               Such documentation as Bank may reasonably require to establish Borrower and each Guarantor’s due organization or formation, valid existence and good standing in its jurisdiction of formation, its qualification to engage in business in the jurisdiction of its principal place of business, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf in connection with the Loan Documents, (including copies of, as applicable, (i) its certified articles or certificate of incorporation and amendments thereto, (ii) its partnership agreement and amendments thereto, and (iii) its bylaws and amendments thereto, in each case, certified by a responsible official of such party), certificates of good standing and/or qualifications to engage in business, certified copies of resolutions, incumbency certificates, certificates of responsible officials and the like.

(iv)                              Executed legal opinions of counsel to Borrower and the Guarantors, each in form and substance satisfactory to Bank which shall cover such matters incident to the transactions contemplated by this Agreement, the Line of Credit Note and the other Loan Documents, as Bank may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Bank.

(v)                                 A fully-executed amendment to the PF V Guarantor Credit Agreement, which shall provide for a direct cross-default to this Agreement.

(c)                                  Financial Condition.  There shall not have occurred any Material Adverse Effect since December 31, 2012.

(d)                                 Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

SECTION 3.2.  CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)                                 Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except (i) with respect to representations and warranties which, by their terms, relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (ii) to the extent Borrower has previously notified Bank of a change in such representations and warranties and Bank, in writing, has approved such change to the representations and warranties and confirmed that such change is to be deemed a modification to such representations and warranties as set forth in this Agreement, and (iii) that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), and on each such date, no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default (each, a “Potential Event of Default”), shall have occurred and be continuing or shall exist.

(b)                                 No Material Adverse Effect.  Since December 31, 2012, there shall not have occurred and be continuing (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of Borrower, (ii) a material impairment of the ability of Borrower or any other Obligor to perform any of its obligations under any Loan Document to which it is a party or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any other Obligor of any Loan Document to which it is a party (any of the foregoing constituting a “Material Adverse Effect”).

(c)                                  Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any Obligation (other than contingent indemnification obligations not yet due and payable) remains outstanding, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.  FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)                                 Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Borrower (provided that for the first fiscal quarter following the Closing Date, such delivery shall be within 60 days after the end of such fiscal quarter), (i) the consolidated balance sheets of Borrower and its subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of Borrower, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)                                 Annual Financial Statements.  Within (a) 90 days after the close of each fiscal year of Borrower in which any of Borrower’s securities are listed on a nationally recognized securities exchange and (b) 120 days after the close of each fiscal year of Borrower (provided, that for the first fiscal year following the Closing Date, such delivery shall be within 150 days after the end of such fiscal year) in which none of Borrower’s securities are listed on a nationally recognized securities exchange, (i) the consolidated balance sheets of Borrower and its subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to Bank, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Borrower and its subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Potential Event of Default or Event of Default as a result of a failure to maintain the covenants described in Section 4.2, which has occurred and is continuing or, if in the opinion of such accounting firm such a Potential Event of Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)                                  Monthly Financial Statements.  To the extent required by the Senior Credit Agreements (as defined in Section 6.15), within 30 days after the end of each of the first two calendar months of each fiscal quarter of Borrower occurring prior to the Trigger Date (as defined in the Senior Credit Agreements), the unaudited trial balance sheets of Borrower and its subsidiaries as at the end of such month, and setting forth comparative figures for the prior calendar month, all of which shall be certified by the senior financial officer of Borrower, subject to normal year-end audit adjustments and including normal recurring adjustments.

(d)                                 Projections, Budget, etc.  (i) As soon as available but not less than 30 days prior to the commencement of each fiscal year of Borrower beginning with its fiscal year commencing on January 1, 2014, a preliminary budget of Borrower and its subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year, and (ii) as soon as available but not more than 45 days after the commencement of each fiscal year of Borrower beginning with its fiscal year commencing on January 1, 2014, (x) a budget of Borrower and its subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year and (y) Borrower’s forecasted consolidated: (1) balance sheets; (2) profit and loss statements; (3) cash flow statements and (4) capitalization statements, all prepared and based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions in reasonable detail for the period that then extends to one year after the Maturity Date.  It is recognized by Bank that such projections and determinations provided by Borrower, although reflecting Borrower’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(e)                                  Officer’s Compliance Certificates.  (i) At the time of the delivery of the financial statements provided for in Section 4.1 (a) and (b), a certificate of the senior financial officer of Borrower to the effect that, to the best of such officer’s knowledge, no Potential Event of Default or Event of Default has occurred and is continuing or, if any Potential Event of Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether Borrower was in compliance with the covenants in Section 4.2 at the end of such fiscal quarter or year, as the case may be.

(f)                                   Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three business days after Borrower obtains knowledge thereof, (i) the occurrence of any event which constitutes a Potential Event of Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto, and (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against Borrower or any of its subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g)                                  Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which Borrower or any of its subsidiaries shall file with the U.S.  Securities and Exchange Commission (or any successor thereto) or deliver to holders of its indebtedness pursuant to documentation governing such indebtedness (or any trustee, agent or other representative therefor).

(h) Material Breach; Other Documents.  Promptly upon, and in any event within five business days after, without duplication of any other reporting requirements herein, receipt of any notices of default under the Senior Credit Agreements or the Other Credit Documents (as defined in the Senior Credit Documents), and copies of all effectuated amendments, restatements, supplements or other modifications in respect of the Senior Credit Documents or the Other Credit Documents.

(i) Management Letters.  Promptly after Borrower’s or any of its subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(j) Other Information.  From time to time, such other information or documentation (financial or otherwise) with respect to Borrower or its subsidiaries as Bank may reasonably request in writing.

SECTION 4.2.  FINANCIAL CONDITION.  Comply with the following, calculated using GAAP (except to the extent modified by the definitions herein):

(a)                                 Minimum Cash Balance.  Borrower will not permit the Unrestricted Cash and Cash Equivalents held by Borrower and its subsidiaries (other than amounts subject to a control agreement in favor of Nordea Bank Finland PLC, New York Branch (“Nordea Bank”) to be less than (x) $10,000,000 at any time from the Closing Date to and including December 31, 2013, (y)

$15,000,000 at any time from January 1, 2014 to and including June 30, 2014 and (z) $20,000,000 at any time thereafter, with “Unrestricted Cash and Cash Equivalents” meaning, when referring to cash or Cash Equivalents of Borrower or any of its subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Borrower or of any such subsidiary, (ii) are not subject to any lien in favor of any person other than Nordea Bank for the benefit of certain secured parties or (iii) are otherwise generally available for use by Borrower or such subsidiary; and with “Cash Equivalents” meaning (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital, (x) surplus and undivided profits aggregating in excess of $200,000,000 and (y) a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

(b)                                 Borrower will not permit the EBITDA Coverage Ratio as of each quarter end, determined on a rolling 4-quarter basis, to be less than the ratio set forth opposite such fiscal quarter below, with “EBITDA Coverage Ratio” meaning for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period; with “Consolidated EBITDA” meaning the consolidated net after tax income of Borrower and its subsidiaries determined in accordance with GAAP (“Consolidated Net Income”) for such period adjusted by (A) adding thereto the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated interest expense and amortization of debt discount and commissions and other fees and charges associated with Indebtedness (as defined in the Senior Credit Agreements as in effect on the Closing Date) for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses, expenses or charges for such period, (v) any non-cash management retention or incentive program payments for such period, (vi) non-cash restricted stock compensation, (vii) any non-cash charges or losses, including, without limitation, non-cash compensation expenses for such period, less any extraordinary gains for such period, (viii) any losses from the sales of any vessels for such period, (ix) all costs and expenses incurred (a) prior to or within 180 days following the Restatement Effective Date and, in no event, later than December 31, 2012, in connection with the Transaction (including, without limitation, any payments of interest, fees and expenses made pursuant to, or in connection with, the DIP Credit Agreement and the Plan of Reorganization (in each case, including, but not limited to, fees to advisors, professionals, attorneys, the administrative agents, lenders and Oaktree Capital Management L.P.  and its Affiliates in connection with the closing of the Senior Credit Agreements)) and (b) in connection with any equity issuances permitted hereunder so long as, notwithstanding anything set forth herein to the contrary, the net cash proceeds of such equity issuances are applied to the prepayment of outstanding debt due under the Senior Credit Agreements, (x) non-recurring costs, charges and expenses for severance and restructuring (including, without limitation, fees and expenses incurred in connection with the winding up of all of Borrower’s and its subsidiaries’ activities and operations in Portugal and any one-time cash charges in connection with the closing of an office for such period), (xi) all non-recurring fees, costs and expenses related to any litigation or settlements, and (xii) the amount of cost savings and expenses projected by Borrower to be realized (including synergies) as a result of, or as a result of actions taken, committed to be taken or planned to be taken within one year, pursuant to a binding written contract with a tangible and quantifiable cost savings (calculated on a pro forma basis as though such items had been realized on the first day of the period provided that all such adjustments pursuant to this clause (xii) shall not exceed (a) $10,000,000 in the aggregate in any four-quarter period and (b) $25,000,000 in the aggregate from the Closing Date to and including the Maturity Date, and (B) subtracting therefrom the following to the extent added in calculating such Consolidated Net Income: (i) any extraordinary gains for such period and (ii) any gains from the sales of any vessels for such period (for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that (i) did not occur in the ordinary course of Borrower or its subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future); and with “Consolidated Cash Interest Expense” meaning, for any period, (i) the total consolidated interest expense paid or payable in cash of Borrower and its subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, that portion of all rental obligations which, under GAAP, are or will be required to be capitalized on the books of Borrower or its subsidiaries, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles of Borrower and its subsidiaries on a consolidated basis representing the interest factor for such period, minus (iii) cash interest income:

Fiscal Quarter Ending	Ratio
March 31, 2014	0.95:1.00
June 30, 2014	1.58:1.00
September 30, 2014	2.20:1.00
December 31, 2014	2.85:1.00
March 31, 2015	3.16:1.00
June 30, 2015	3.19:1.00
September 30, 2015	3.19:1.00
December 31, 2015 and thereafter	3.20:1.00

SECTION 4.3  INCORPORATED SENIOR CREDIT AGREEMENT COVENANTS.  In addition to the foregoing financial reporting and financial condition covenants, Borrower covenants and agrees that, so long as any Obligations (other than contingent indemnification obligations not yet due and payable) remain outstanding, Borrower shall and shall cause each of its subsidiaries to comply with the covenants set forth in Section 8 and Section 9 of the Senior Credit Agreements (which are incorporated herein by this reference as if fully set forth herein) (except for the covenants and agreements as set forth in Sections 8.01, 8.11, 8.12, 8.14, 9.08, 9.09, 9.10 and 9.16 of the Senior Credit Agreements) for the benefit of Bank as if Bank were the “Administrative Agent” and the “Lenders” in such Section 8 and Section 9).

ARTICLE V

EVENTS OF DEFAULT

SECTION 5.1.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other amounts payable under any of the Loan Documents within two (2) business days of when due.

(b)                                 Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                                  Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document, including any Guaranty (other than those specifically described as an “Event of Default” in this section 5.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from the earlier of (i) the date Borrower first knew of such default or (ii) written notice thereof from Bank unless such default is with respect to a covenant incorporated by reference pursuant to Section 4.3, in which case, such default shall continue for a period of thirty (30) days from the earlier of (A) the date Borrower first knew of such default or (B) written notice thereof from Bank.

(d)                                 (i) Borrower or any of its subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) Borrower or any of its subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of Borrower or any of its subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Potential Event of Default or Event of Default under this Section 5.1(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000.

Notwithstanding the foregoing, no Event of Default shall occur hereunder as a result of the “Events of Default” under the Senior Credit Agreements identified on Schedule 2.10 to this Agreement (the “Existing Defaults”) unless any such Existing Default shall remain uncured (or is not waived in writing by the applicable required lenders under the Senior Credit Agreements) as of July 31, 2013.

(e)                                  Borrower or any other Obligor shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall make a general assignment for the benefit of creditors; Borrower or any other Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any other Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other Obligor by any court of competent jurisdiction under Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)                                   The filing of a notice of judgment lien against Borrower or any other Obligor; or the recording of any abstract of judgment against Borrower or any other Obligor in any county in which Borrower or such other Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other Obligor; or the entry of a judgment against Borrower or any other Obligor and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds 10,000,000; or any involuntary petition or proceeding pursuant to Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other Obligor and not dismissed in 60 days.

(g)                                  The dissolution or liquidation of Borrower or any other Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such other Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such other Obligor.

(h)                                         A Change of Control shall occur.

(i)                                     An “Event of Default” of the obligations of Borrower under the Nordea Credit Agreement or the Other Nordea Credit Agreement, which has not been cured, waived or otherwise amended; provided however, that with respect to the Existing Defaults, no Event of Default shall occur hereunder unless any such Existing Default shall remain uncured (or is not waived in writing by the applicable required lenders under the Senior Credit Agreements) as of July 31, 2013.

(j)                                    A default of the obligations of any Oaktree PF V Guarantor under the PF V Guarantor Credit Agreement, which default is not cured within any applicable grace period.

SECTION 5.2.  REMEDIES.  Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.  NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 6.2.  NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	GENERAL MARITIME CORPORATION
299 Park Avenue
New York, New York 10171
Attention: Leo Vrondissis
Telecopier: (212) 763-5608

With copies to:

OAKTREE CAPITAL MANAGEMENT, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Amy Rice
Telephone: (213) 830-
Facsimile: (213) 830-
Email: arice@oaktreecapital.com

KIRKLAND & ELLIS LLP
555 California Street
San Francisco, CA 94104

Telecopier: 415-439-1500
Attention: Samantha Good
Email: sgood@kirkland.com

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION Los Angeles RCBO
333 S. Grand Avenue, Third Floor
Los Angeles, California 90071
Attention: General Maritime Corporation Account Officer
Telecopier: (213) 253-6208

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S.  mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 6.3.  COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all reasonable out-of pocket, documented payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 6.4.  SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents to any person; provided that if Bank intends to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents to a competitor of Borrower or a controlling owner of such competitor, Bank agrees to provide the Guarantors a purchase option with respect to any such sale, assignment, transfer, negotiation or grant on terms and in accordance set forth with respect to the “Purchase Option” (as defined and used in the Guaranties).  In connection with any such sale, assignment, transfer, negotiation or grant, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor or the business of such Guarantor, or any collateral required hereunder, but in all cases subject to the confidentiality provisions set forth in Section 6.16.

SECTION 6.5.  ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 6.6.  NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 6.7.  TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 6.8.  SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 6.9.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 6.10.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 6.11.  INDEMNITY BY BORROWER.  Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates in any manner whatsoever to the advances made by Bank to Borrower, or relates to the Loan Documents, or to the transactions governed thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or reasonable expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees’ or agents’ gross negligence or willful misconduct.  Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 6.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees.  Any obligation or liability of Borrower to any Indemnitee under this Section 6.11 shall be and hereby is covered and secured by the Loan Documents and the collateral referred to in Section 1.4 and shall survive the expiration or termination of this Agreement and the payment and performance of all Obligations owed to Bank under this Agreement and the other Loan Documents.

SECTION 6.12.  NONLIABILITY OF BANK.  Borrower acknowledges and agrees that:

(a)                                        By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

(b)                                 The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any collateral held by Bank or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other person or entity is entitled to rely thereon; and

(c)                                  Bank shall not be responsible or liable to any person or entity for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim.

SECTION 6.13.  FURTHER ASSURANCES.  Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created, or for carrying out the provisions or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any lien or security interest under any Loan Document.

SECTION 6.14.  ARBITRATION.

(a)                                 Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C.  §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                   Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                                  Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)                                     Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)                                    Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 6.15.  CERTAIN DEFINITIONS AND INTERPRETATION.

(a)                                 Definitions.  Capitalized terms used but not defined in this Agreement have the meanings given in the Senior Credit Agreements.  For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):

“Guarantors” means collectively Oaktree Principal Fund V, L.P., a Cayman Islands exempted limited partnership (acting by its general partner, Oaktree Principal Fund V GP, L.P., acting by its general partner, Oaktree Principal Fund V GP Ltd.), Oaktree Principal Fund V (Parallel), L.P., a Cayman Islands exempted limited partnership (acting by its general partner, Oaktree Principal Fund V GP, L.P., acting by its general partner, Oaktree Principal Fund V GP Ltd.), Oaktree FF Investment Fund, L.P., a Cayman Islands exempted limited partnership (acting by its general partner, Oaktree FF Investment Fund GP, L.P., acting by its general partner, Oaktree FF Investment Fund GP Ltd.) and OCM Asia Principal Opportunities Fund, L.P., a Cayman Islands exempted limited partnership (acting by its general partner, OCM Asia Principal Opportunities Fund GP, L.P., acting by its general partner, OCM Asia Principal Opportunities Fund GP Ltd.) and “Guarantor” means any one of them.

“Guaranty” means shall mean any guaranty of the Obligations executed by a Guarantor in favor of Bank, in form and substance satisfactory to Bank.

“Nordea Bank” means Nordea Bank Finland PNC, New York Branch.

“Nordea Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of May 17, 2012, by and among Borrower, certain of its subsidiaries, certain lenders and Nordea Bank as agent for the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Oaktree PF V Guarantors” means collectively Oaktree Principal Fund V, L.P., a Cayman Islands exempted limited partnership (acting by its general partner, Oaktree Principal Fund V GP, L.P., acting by its general partner, Oaktree Principal Fund V GP Ltd.) and Oaktree Principal Fund V (Parallel), L.P., a Cayman Islands exempted limited partnership (acting by its general partner, Oaktree Principal Fund V GP, L.P., acting by its general partner, Oaktree Principal Fund V GP Ltd.).

“Obligations” means all present and future obligations of every kind or nature of any Obligor at any time and from time to time owed to Bank, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under the Bankruptcy Code, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, by or against any Obligor.

“Obligors”  means, collectively, Borrower, each Guarantor and, in each case where any of the foregoing is a partnership, each general partner thereof.

“Other Nordea Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 17, 2012, by and among Borrower, certain of its subsidiaries, certain lenders and Nordea Bank as agent for the lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“PF V Guarantor Credit Agreement” means that certain Credit Agreement dated as of December 15, 2009, by and among the Oaktree PF V Guarantors and Bank, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Senior Credit Agreements” means collectively the Nordea Credit Agreement and the Other Nordea Credit Agreement.

(b)                                 Calculations; Computations.  The financial statements to be furnished to Bank pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to Bank).  In addition, all determinations of compliance with this Agreement or any other Loan Document shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to Bank for the fiscal year ended December 31, 2010 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to GAAP shall mean generally accepted accounting principles as in effect in the United States.

(a)                                 Interpretation.  The parties hereto hereby confirm and agree that to the extent this Agreement refers to defined terms, covenants or other provisions of the Senior Credit Agreements, such defined terms, covenants and provisions shall refer to the defined terms, covenants and other provisions of the Senior Credit Agreements (regardless of whether or not (i) Borrower has been released or discharged from any of its obligations or liabilities under either Senior Credit Agreement or (ii) the Senior Credit Agreements are in full force and effect), and, subject to the foregoing and except as otherwise indicated in this Agreement, all references in such defined terms and provisions of the Senior Credit Agreements to (A) “Administrative Agent”, or words of like import referring to Nordea Bank, shall mean Bank hereunder, (B) “Lenders”, or words of like import referring to the lenders under the Senior Credit Agreements, shall mean Bank hereunder, (C) “Borrower”, “Parent”, or words of like import, shall mean Borrower hereunder, (D) “Credit Party”, “Credit Parties”, or words of like import, shall mean Borrower, (E) “Agreement”, “or words of like import referring to either Senior Credit Agreement, shall mean this Agreement, (F) “Loan Documents”, or words of like import referring to the documents executed in connection with the Senior Credit Agreements, shall mean the Loan Documents hereunder, (G) “Default”, or words of like import referring to a default under the Senior Credit Agreements, shall mean a “Potential Event of Default” hereunder, (H) “Event of Default”, or words of like import referring to an event of default under the Senior Credit Agreements, shall mean an “Event of Default” hereunder, (I) “Obligations”, “Loans”, or words of like import referring to the obligations under the Senior Credit Agreements, shall mean the Obligations hereunder, (J) “Required Lenders”, or words of like import referring to such defined term, shall mean Bank hereunder, and (K) sections and schedules referenced in the Senior Credit Agreement shall mean those sections and schedules in this Agreement relating to comparable or parallel provisions.  The parties hereto also confirm and agree that to the extent a schedule or provision of the Senior Credit Agreements that is incorporated herein by reference refers to defined terms specifically defined in this Agreement, such defined terms shall have the meaning of the terms defined herein.  The parties hereto further confirm and agree that (x) the schedules referenced in Sections 8 and 9 of the Senior Credit Agreements shall refer to such schedules of the Senior Credit Agreements as in effect as of the date hereof (regardless of whether or not (1) Borrower has been released or discharged from any of its obligations or liabilities under either Senior Credit Agreement or (2) the Senior Credit Agreements are in full force and effect), and such schedules are hereby incorporated herein by reference subject to the exceptions set forth in Section 4.3 of this Agreement, and (y) the covenants referenced in Sections 8, and 9 respectively, of the Senior Credit Agreements shall refer to such representations and warranties, covenants, and events of default of the Senior Credit Agreements as in effect as of the date hereof (regardless of whether or not (1) Borrower has been released or discharged from any of its obligations or liabilities under either Senior Credit Agreement or (2) the Senior Credit Agreements are in full force and effect).

SECTION 6.16.  CONFIDENTIALITY.  Borrower agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Bank and to employees, directors and officers of Bank (the persons in this clause (a), “Bank Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis; provided that the recipient of such information either has an obligation to keep such information confidential or agrees to be subject to the terms of this Section 6.16, (b) to subsidiaries and affiliates of Bank, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 6.16, (c) as may be required by any regulatory authority having jurisdiction over Bank, (d) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (d), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (d) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (e) as may be agreed to in advance in writing by Borrower, (f) as required by any regulatory authority, or as requested or required by any governmental agency or authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (f) the disclosing party agrees to provide Borrower with prior written notice thereof to the extent that it is practicable to do so, and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (f) shall be limited to the portion of the Confidential Information as may be required by such governmental agency or authority pursuant to such subpoena or other legal process, (g) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank or Bank Representatives), (h) in connection with any assignment, participation or pledge of Bank’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 6.16, (i) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (j) to any of the Guarantors, Oaktree Capital Management, L.P.  and/or its affiliates, and, with the prior written consent of Oaktree Capital Management, L.P., any other equity owners of Borrower and (k) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GENERAL MARITIME CORPORATION, a Marshall Islands corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Leonidas J. Vrondissis	By:	/s/ [ILLEGIBLE]

Name:	Leonidas J. Vrondissis	Title:	SVP
Title:	Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

SCHEDULE 2.9

Plans

The Company provides the following Plans to its employees:

•                  401(k) plan with employer matching

•                  Healthcare provided through Oxford

•                  Dental, Vision, Short and Long Term Disability provided through the Guardian

SCHEDULE 2.10

Existing Defaults Under Senior Credit Agreements

As of May 14, the Company was not in compliance with its Collateral Maintenance Covenants in Sections 9.09(a) and 9.09(b) of the Senior Credit Agreements.  The covenant requires that (a) the market value of each collateral pool of vessels is at least 100% of the debt outstanding under that credit agreement and (b) that the combined market value of the fleet is at least 110% as of Q4 2012 (115% as of Q1 2013) of the combined secured debt.  As of the date of testing, the collateral under the $508 million Credit Agreement is 99.6% of the corresponding debt and the combined collateral is 109.1% of the combined debt.  The Company may not have complied with reporting requirements relating such covenants and the event of default related thereto.